Exhibit 10.4

EXECUTIVE SEVERANCE POLICY

PURPOSE

The purpose of this Executive Severance Policy (this “Policy”) is to provide Executives with security from certain involuntary terminations and to better enable Executives to devote their full-time, attention and energy to the business of Littelfuse, Inc. (the “Company”), thereby benefiting the Company and its stockholders.

This Policy was approved by the Board of Directors of the Company (the “Board”) and is effective as of January 15, 2018 (the “Effective Date”).

ELIGIBILITY

Only employees of the Company with a designated title of senior vice-president (SVP) or higher and any other key employee specifically designated as a participant by the Board or a designated committee thereof (each, an “Executive,” and collectively, the “Executives”) shall be eligible for the payments and benefits described in this Policy.  Notwithstanding the foregoing, any Executive who is otherwise eligible to receive severance payments and/or benefits under any individual agreement between the Executive and the Company or any subsidiary thereof shall not be eligible for benefits under this Policy.

ADMINISTRATION

The Compensation Committee of the Board or a designee thereof (the “Committee”) shall act as the administrator of this Policy for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”).  The Chief Human Resources Officer (the “CHRO”) shall act as the “named fiduciary” of this Policy for purposes of Section 402(a)(1) of ERISA with respect to all duties and powers assigned to the CHRO hereunder and will be responsible for complying with all reporting and disclosure requirements of Part I of Subtitle B of Title I of ERISA.  The CHRO shall have sole and absolute discretion and authority to administer this Policy and any severance benefits provided under this Policy.  The CHRO may, in his or her discretion, secure the services of other parties, including agents and/or employees, to carry out the day-to-day functions necessary to an efficient operation of this Policy.

The CHRO shall have the exclusive, discretionary power and authority to make reasonable rules and regulations required in the administration of this Policy; to interpret the terms of this Policy wherever necessary to carry out its intent and purpose and to facilitate its administration, to determine eligibility for coverage and severance benefits; to waive requirements under this Policy’s terms, and to make such other determinations and to exercise such other powers and responsibilities as shall be provided for in this Policy (except those determinations which the Policy requires others to make); to construe, interpret, apply and enforce this Policy and any such rules and to remedy ambiguities, errors or omissions in this Policy; and the CHRO’s good-faith interpretations and decisions shall be binding and conclusive upon all persons.  Any dispute as to eligibility, type, amount, or duration of severance benefits under this Policy or any amendment or modification thereof shall be resolved by the CHRO under and pursuant to this Policy, in its sole and absolute discretion, and the CHRO’s decision of the dispute shall be binding and final on all parties to the dispute.  The Company’s decisions need not be uniform with respect to similarly-situated Executives.

The CHRO shall prepare, or cause to be prepared and distributed to the Executives, and filed with appropriate governmental agencies, such reports, disclosures, and forms as are required by said governmental agencies, if any, and shall retain all such reports, disclosures and forms in the CHRO’s files.

If the CHRO becomes eligible or makes a claim for benefits under this Policy, he or she will have no authority with respect to any matter specifically affecting his or her individual interest under this Policy, and the Committee will exercise (or delegate to another officer of the Company) all powers, authorities and obligations otherwise vested in the CHRO pursuant to the foregoing provisions.

SEVERANCE BENEFITS

If the Company terminates the Executive’s employment other than for Cause (defined below), the Company shall pay the Executive the following severance benefits under this Policy (the “Severance Benefits”):

(a)           the multiple of the sum of (x) the Executive’s annual base salary as in effect immediately prior to the effective date of the Executive’s termination plus (y) the annual bonus that could otherwise be payable to the Executive in accordance with the terms of the applicable annual bonus plan in which the Executive is, immediately prior to the effective date of the Executive’s termination, otherwise eligible to participate for the fiscal year in which the termination date occurs (the “Annual Bonus”), assuming achievement of all applicable Company and individual performance metrics at target levels, as designated below, which shall be payable in a single lump sum on the 60th day following the Executive’s termination of employment, subject to the execution without revocation of the release as provided below; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts shall be paid in the second calendar year by the last day of such 60-day period:

Position	Annual Base Salary Plus Target Annual Bonus Multiple
Chief Executive Officer	2x
Executive Vice President	1.5x
Senior Vice President	1x

(b)           the product of (x) the Executive’s actual Annual Bonus for the fiscal year in which the Executive’s termination date occurs, multiplied by (y) a fraction, the numerator of which is the number of days in such fiscal year from the beginning of the fiscal year until the Executive’s termination date, and the denominator of which is 365. This prorated Annual Bonus amount (if any) will be determined based on actual Company and individual performance through the end of such fiscal year and paid at the same time that Annual Bonuses are otherwise paid to other employees who participate in the Annual Bonus plan, but in no event later than March 15th following the end of the applicable fiscal year.

In addition to the Severance Benefits, the Executive shall be entitled to:  (i) his or her annual base salary through the Executive’s date of termination of employment to the extent not already paid, paid according to normal payroll practices within two payroll periods after the Executive’s termination date; (ii) any vested employee benefits due to the Executive under the Company’s benefit plans, paid in accordance with the applicable employee benefit program; (iii) any accrued but unpaid vacation pay, paid in accordance with Company policy but in any event within two payroll periods after the Executive’s termination date; (iv) continuation of all perquisites, on the same terms, as were, immediately prior to the Executive’s termination date, provided to the Executive, through the end of the year of termination; and (v) for a period of up to one year after the date of termination, monthly outplacement services at reasonable levels as provided to peer executives of the Company, for the purpose of assisting the Executive to seek a new position, provided, however, that the Company shall have no further obligations to provide such outplacement services once the Executive has accepted a position with a third party.

To the extent the Company in its discretion determines in accordance with the Company’s policies regarding COBRA for terminated U.S. employees generally, the Executive may also be eligible for payment by the Company of up to 100% of the premiums payable for COBRA coverage at employee rates for the maximum period shown below (or, if shorter, the maximum COBRA period, which shall be assumed to be 18 months). This COBRA premium amount is payable, if at all, in accordance with such policies (or otherwise as the CHRO may choose, in his or her sole discretion, so long as all benefits described in this paragraph are paid in full by March 15th following the end of the calendar year in which the Executive’s termination date occurs).

Position	Maximum Period
Chief Executive Officer	18 months
Executive Vice President	18 months
Senior Vice President	12 months

The Company may withhold from any amounts payable under this Policy such federal, state, local or foreign taxes as required by any applicable law or regulation.

If the Executive’s termination of employment is for Cause, due to death or disability, or the Executive voluntarily terminates his or her employment for any reason, no benefits shall be due under this Policy. “Cause” shall be as defined in any change of control agreement in effect between the Executive and the Company at the time of the Executive’s termination of employment (or, in the absence of such an agreement, as determined by the Board, in its sole discretion). The failure by the Company to set forth in a notice of termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of the Company or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

RELEASE

Severance Benefits shall be payable under this Policy only if the Executive timely signs and submits a separation and release agreement (“Separation and Release Agreement”) to the CHRO.  Such Separation and Release must be executed, and any time period for revocation must have expired without the Executive revoking the release contained therein, by the earlier of (a) the date specified in the Separation and Release Agreement or (b) 55 days following the Executive’s termination date. Such Separation and Release Agreement shall be in a form acceptable to the Company and shall include, without limitation, the Executive’s agreement to (i) release all claims against the Company, its affiliates and its or their shareholders, directors, officers or agents; (ii) not solicit or hire employees, or interfere with employee, customer, vendor or other relationships, of the Company or its affiliates; (iii) certain non-compete provisions; (iv) cooperate in any legal proceedings by or against the Company or its affiliates; and (v) protect the confidentiality of trade secrets and other nonpublic confidential information of the Company and its affiliates. This requirement shall not apply to the extent prohibited by applicable law or where waived in writing by the Company.

CODE SECTION 409A

To the extent necessary to exempt amounts payable hereunder from Section 409A(a)(1)(B) under the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), references to “termination of employment” or “termination” shall mean a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), and references to the “termination date” shall mean the date on which the Executive’s separation from service occurs.  Each payment provided for in this Policy is a separate payment for purposes of Section 409A, and this Policy is intended to be construed in such a manner that all amounts payable to the Executive qualify for such short-term deferral exception. In no event, however, shall the Company or its affiliates be liable for any additional tax, interest or penalty that may be imposed on the Executive under Section 409A (or any similar tax) or for any damages for failing to comply with Section 409A.  Any reimbursements that may be payable under this Policy shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

FUNDING

It is intended that this Policy constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

CLAIMS PROCEDURES

Severance benefits under this Policy will automatically be paid to Executives who qualify for such severance benefits (for the avoidance of doubt, subject to each Executive executing and not revoking a Separation and Release Agreement).  An Executive who believes that he or she is entitled to severance benefits under this Policy, but who has not been provided such severance benefits, should file a claim with the Company’s Human Resources Department.  The claim must be in writing.  If the claim is denied, written notice of the denial will be provided within 90 days (180 days if additional processing time is required) of the initial receipt of the claim.  Such notice will include an explanation of the factors on which the denial is based (including specific reasons for the denial and specific references to provisions in this Policy) and what, if any, additional information is needed to support the claim or to request a review of the decision. Further review of the claim and access to relevant information in this Policy may be obtained by filing a written request for review with the Company’s Human Resources Department within 60 days of receiving the denial. The decision on the review will be made no later than 60 days (120 days if additional processing time is required) after the request for review is received and shall contain an explanation of the right to file suit under ERISA Section 502(a) with respect to a claim denied upon such review.

STATEMENT OF RIGHTS UNDER THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

This Policy is an employee benefit plan subject to the provisions of ERISA. The following statement is required by ERISA:

ERISA provides that all employees who may become eligible for benefits under the Policy shall be entitled to:

i. Examine, without charge, at the Company’s offices all documents relating to the Policy.

ii. Obtain copies of all documents relating to this Policy upon written request.  A reasonable charge may be imposed for the copies.

In addition to creating rights for employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  These people, called “fiduciaries” of the plan, have a duty to act prudently and in the interest of all employees.  No one, including the Company or any other person, may fire an Executive or otherwise discriminate against an Executive in any way to prevent an Executive from obtaining a benefit or exercising his or her rights under ERISA.  If an Executive’s claim for a benefit is denied in whole or in part, the Executive must receive a written explanation of the reason for the denial.  An Executive has the right to have the Company review and reconsider the Executive’s claim.  Under ERISA, there are steps an Executive can take to enforce the above rights.  For instance, if an Executive requests materials from the Company and does not receive them within 30 days, the Executive may file a suit in federal court and the court may require the Company to provide the materials and pay the Executive a penalty of up to $110 per day until the Executive receives the materials, unless the materials were not sent because of reasons beyond the control of the Company.  If the Executive has a claim for benefits that is denied or ignored, in whole or in part, the Executive may file suit in a state or federal court.  If the Executive is discriminated against for asserting his or her rights, the Executive may seek assistance from the U.S. Department of Labor, or the Executive may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If the Executive is successful, the court may order the person the Executive has sued to pay these costs and fees.  If the Executive loses, the court may order the Executive to pay these costs and fees, for example, if it finds the Executive’s claim is frivolous.  If the Executive has any questions about this Policy, the Executive should contact the Human Resources department of the Company.  If the Executive has any questions about this statement or about the Executive’s rights under ERISA, the Executive should contact the nearest Area Office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Executive’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, DC 20210.

AMENDMENT AND TERMINATION OF POLICY

The Board may amend or terminate this Policy in any respect at any time; provided, however, in no event may the Board reduce or terminate the payments and benefits being provided to any Executive whose employment has been terminated under circumstances giving rise to payments or benefits under this Policy.